Exhibit 15.1

May 6, 2011

Northeast Utilities

56 Prospect Street

Hartford, CT 06103

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Northeast Utilities and subsidiaries for the periods ended March 31, 2011 and 2010, as indicated in our report dated May 6, 2011; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, is incorporated by reference in Registration Statement No. 333-170754 on Form S-4, Registration Statement No. 333-165579 on Form S-3 and Registration Statement Nos. 333-63144, 333-121364 and 333-142724 on Forms S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/	Deloitte & Touche LLP
Deloitte & Touche LLP

Hartford, Connecticut